LANDMARK INFRASTRUCTURE PARTNERS LP

LANDMARK INFRASTRUCTURE FINANCE CORP.

400 Continental Blvd, Suite 500

El Segundo, California 90245

(310) 598-3173

January 29, 2020

Via Edgar

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Ruairi Regan
Division of Corporation Finance
Office of Real Estate & Construction

Re:	Landmark Infrastructure Partners LP
Landmark Infrastructure Finance Corp.
Registration Statement on Form S-3
Filed December 4, 2019
File No. 333-235352

Ladies and Gentlemen:

On behalf of Landmark Infrastructure Partners LP (the “Partnership”), the undersigned hereby request (i) that the Securities and Exchange Commission (the “Commission”) withdraw, effective immediately, the Partnership’s request for acceleration submitted to the Commission on and dated January 27, 2020 and (ii) pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, that the effective date of the above-captioned Registration Statement on Form S-3 be accelerated to 3:00 p.m., Washington, D.C. time, on January 30, 2020, or as soon as practicable thereafter, unless the Partnership notifies you otherwise prior to such time.

[Remainder of Page Intentionally Left Blank]

Securities and Exchange Commission

January 29, 2020

Please direct any questions regarding this correspondence to our counsel, John M. Greer or Kevin M. Richardson of Latham & Watkins, LLP, at the contact information below.

Very truly yours,

LANDMARK INFRASTRUCTURE PARTNERS LP

By:	Landmark Infrastructure Partners GP LLC, its general partner

By:	/s/ George Doyle
George P. Doyle
Chief Financial Officer and Treasurer

LANDMARK INFRASTRUCTURE FINANCE CORP.

By:	/s/ George Doyle
George P. Doyle
Vice President, Chief Financial Officer and Treasurer

cc:	John M. Greer (By Email)

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

John.Greer@lw.com

Kevin M. Richardson (By Email)

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Kevin.Richardson@lw.com